Exhibit 4.32

Private & Confidential	Dated 23 December 2014
GOLAR LNG 2234 LLC
as Borrower

THE BANKS AND FINANCIAL INSTITUTIONS REFERRED TO HEREIN
as Lenders

GOLAR LNG LIMITED
and
GOLAR PARTNERS OPERATING LLC
as Security Parties

DANSKE BANK, NORWEGIAN BRANCH
(formerly known as Fokus Bank
(being the Norwegian Branch of Danske Bank A/S))
as Swap Bank

DANSKE BANK, NORWEGIAN BRANCH
(formerly known as Fokus Bank
(being the Norwegian Branch of Danske Bank A/S))
as Agent

DDB AS
 (formerly known as Fokus Bank ASA)
as Security Trustee

SUPPLEMENTAL DEED

Contents
Clause    Page
1Introduction, definitions and interpretation    1
2Consents and Confirmations    2
3Amendments to Loan Agreement and Security Documents    2
4Representations and Warranties    7
5Conditions Precedent    7
6Fees and Expenses    7
7Security Documents    8
8Notices and other matters    8
9Governing law and jurisdiction    8
Schedule 1 Conditions Precedent10
Schedule 2 Form of Effective Date Notice11

THIS DEED is dated              2014 and made BETWEEN:

(1)	THE BANKS who have executed this Deed, each of the address set out in Schedule 1 to the Loan Agreement (the Lenders);

(2)	GOLAR LNG 2234 LLC, a limited liability corporation incorporated in the Republic of Liberia whose registered office is situated at 80 Broad Street, Monrovia, Republic of Liberia (the Borrower);

(3)
DANSKE BANK, NORWEGIAN BRANCH (formerly known as Fokus Bank (being the Norwegian Branch of Danske Bank A/S)), a company incorporated in Norway whose registered office is situated at Søndre gate 13-15, N-7011 Trondheim, Norway in its capacity as agent for the Creditor Parties (the Agent);

(4)
DDB AS (formerly known as Fokus Bank ASA), a company incorporated in Norway whose registered office is situated at Søndre gate 13-15, N-7011 Trondheim, Norway in its capacity as security trustee for the Creditor Parties (the Security Trustee);

(5)
DANSKE BANK, NORWEGIAN BRANCH (formerly known as Fokus Bank (being the Norwegian Branch of Danske Bank A/S)), a company incorporated in Norway whose registered office is situated at Søndre gate 13-15, N-7011 Trondheim, Norway in its capacity as Swap Bank (the Swap Bank);

(6)
GOLAR LNG LIMITED, a company established under the laws of Bermuda and having its registered office at Par-la-Ville Place, Second Floor, 14 Par-la-Ville Road, Hamilton HM08, Bermuda (the Guarantor); and

(7)
GOLAR PARTNERS OPERATING LLC, a limited liability corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands, MH96960 (Opco and together with the Borrower and the Guarantor, the Golar Parties).

1	Introduction, definitions and interpretation
Introduction

1.1
The parties are entering into this Deed in connection with a loan agreement dated 19 April 2006 as amended and restated pursuant to an amending and restating agreement dated 27 February 2008 (as subsequently amended by side letters dated 12 August 2009, 11 November 2009 and 7 March 2012) (the Loan Agreement) relating to a term loan facility of up to one hundred and twenty million Dollars ($120,000,000) and made between (1) the Borrower, (2) the Lenders, (3) the Swap Bank, (4) the Agent and (5) the Security Trustee.

1.2	The Borrower has requested the consent of the Lenders to (a) the release of the Guarantee and its replacement by the New Guarantee and (b) certain amendments to be made to the Loan Agreement.

1.3	This Deed is being entered into to set out the terms and conditions upon which the Lenders will consent to such request.
Definitions

1.4
Words and expressions defined in the Loan Agreement (including words and expressions defined by reference to another document) shall, unless the context otherwise requires or unless otherwise defined herein, have the same meanings when used herein. In addition, in this Deed:

Deed of Release means the deed executed or (as the context may require) to be executed by the Security Trustee in favour of the Guarantor releasing the Guarantor from its obligations under the Guarantee.
Effective Date means the date on which the Effective Date Notice is executed and dated by the Agent.
Effective Date Notice means a notice relating to the Lenders’ consent to the amendment of the Loan Agreement in accordance with the provisions set out in clause 3.1.
Mortgage Amendment means the amendment to the Mortgage reflecting the terms of this Deed executed or (as the context may require) to be executed by the Borrower in favour of the Security Trustee.
New Guarantee means the guarantee of the liabilities of the Borrower under the Finance Documents to which it is a party and under the Master Agreement executed or (as the context may require) to be executed by the New Guarantor in favour of the Security Trustee.
New Guarantor means Golar LNG Partners LP of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands, MH96960.
Headings

1.5	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.
Construction of certain terms

1.6	Clauses 1.2 and 1.5 of the Loan Agreement apply to this Deed as if set out herein.
Capacity of parties

1.7
References in this Deed to the Agent, the Security Trustee, the Swap Bank or any Lender and references to obligations or liabilities of any one or more such persons shall be strictly construed as references to any such person or (as the case may be) obligations or liabilities of any such person solely in its capacity as such.

2	Consents and Confirmations

2.1
With effect from the Effective Date the Lenders consent and agree with the Borrower, subject always to the terms and conditions of this Deed, to the execution by the Security Trustee of the Deed of Release and the amendments to the Loan Agreement set out in clause 3.1.

2.2
With effect from the Effective Date the Golar Parties confirm that, notwithstanding the agreements and amendments set out in clauses 2.1 and 3.1 their respective rights and obligations under the Loan Agreement or, as the case may be, the Security Documents to which they are a party shall continue in full force and effect in accordance with their terms and conditions unamended save as expressly amended or released by the terms of this Deed.

3	Amendments to Loan Agreement and Security Documents

3.1
The Loan Agreement shall with effect on and from the Effective Date be amended in accordance with the following provisions (and the Loan Agreement (as so amended) will continue to be binding upon each of the parties hereto upon such terms so amended):

(a)	by inserting a new definition of “Effective Date” in clause 1.1 of the Loan Agreement as follows:
““Effective Date” means the Effective Date as designated by the Agent pursuant to a supplemental deed to this Agreement dated                                2014 (the “Supplemental Deed”);”;

(b)	by deleting the definition of “Guarantor” in clause 1.1 of the Loan Agreement and replacing it as follows:
““Guarantor” means Golar LNG Partners LP, a limited partnership formed in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands, MH96960;”;

(c)	by deleting the definition of “Margin” in clause 1.1 of the Loan Agreement and replacing it as follows:
““Margin” means one point sixty five per cent. (1.65%) per annum;”;

(d)	by inserting the following new definitions in clause 1.1 of the Loan Agreement:
““Relevant Party” means the Borrower, the Guarantor and Opco”;
““Restricted Party” means a person, entity or vessel:

(a)
that is listed on any Sanctions List or any other sanctions-related list of persons, vessels or entities published by or on behalf of the Norwegian State, the European Union, the member states of the European Union, the United States of America and any authority acting on behalf of any of them (in each case, whether designated by name or by reason of being included in a class of persons, vessels or entities);

(b)
that is domiciled, registered as located or having its main place of business in, or is incorporated under the laws of, a country which is, subject to comprehensive country-wide sanctions administered or enforced by the Norwegian State, the European Union, the member states of the European Union, the United States of America or any authority acting on behalf of any of them and which attach legal effect to being domiciled, registered as located in, having its main place of business in, and/or being incorporated under the laws of such country; or

(c)	that is directly or indirectly owned or controlled by a person referred to in (a) and/or (b) above;”;
““Sanctions Laws” means any economic or financial sanctions laws and/or any regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority;”;
““Sanctions Authority” means the Norwegian State, the European Union, the member states of the European Union and the United States of America and any authority acting on behalf of any of them in connection with Sanctions Laws;”; and
““Sanctions List” means any list of persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority;”;

(e)
the words “An entity is a “wholly-owned Subsidiary” of another entity if it has no members except that other and that other's wholly-owned Subsidiaries or persons acting on behalf of that other or its wholly-owned Subsidiaries” shall be inserted at the end of clause 1.4 of the Loan Agreement;

(f)	clauses 8.1 and 8.2 of the Loan Agreement shall be deleted and replaced as follows:

“8.1
Amount of repayment instalments. The Borrower shall repay the Loan by 37 consecutive 3-monthly instalments, the first 6 of $912,500 each, the next 31 of $1,250,000 each, to be followed by a 38th and last instalment of $75,775,000 payable on 16 December 2015 (being the final Repayment Date).

8.2
Repayment Dates. The first instalment shall be repaid on the date falling 3 months after the Drawdown Date and the last instalment on the date falling 114 months after the Drawdown Date but in any event no later than 16 December 2015.”;

(g)	by inserting a new clause 10.20 in the Loan Agreement as follows:

“10.20
Sanctions. Each Relevant Party and its respective directors, officers and employees and, so far as each Relevant Party is aware, any of its agents or representatives is and, for the period of twelve months prior to the Effective Date, was in compliance with all Sanctions Laws which are applicable to such Relevant Party.

No Relevant Party, nor their respective directors, officers or employees or, so far as each Relevant Party is aware, their agents or representatives:

(a)	is a Restricted Party, or is involved in any transaction through which it will become a Restricted Party; or

(b)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it with respect to Sanctions Laws.”;

(h)	by inserting a new clause 10.21 in the Loan Agreement as follows:

“10.21
Anti-bribery, anti-corruption and anti-money laundering laws. No Relevant Party nor any of its directors or officers, or, to the best knowledge of the Relevant Parties, any employee of it, has engaged in any activity or conduct which would violate any applicable anti-bribery, anti-corruption or anti-money laundering laws or regulations in any applicable jurisdiction and each Relevant Party has instituted and maintains policies and procedures designated to prevent violation of such laws, regulations and rules.”;

(i)	by inserting a new clause 11.20 in the Loan Agreement as follows:

“11.20	Information: miscellaneous. The Borrower shall procure that each Relevant Party shall supply to the Agent:

(a)
promptly upon becoming aware of them, the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against it or any of its respective directors, officers or employees, as well as information on what steps are being taken with regards to answer or oppose such;

(b)
promptly upon becoming aware of them, notice of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against any of its agents or representatives; and

(c)	promptly upon becoming aware, notice that it or any of its respective directors, officers, employees, agents or representatives has become or will become a Restricted Party;”;

(j)	by inserting a new clause 11.21 in the Loan Agreement as follows:

“11.21	Compliance with laws etc. The Borrower shall procure that each Relevant Party shall:
(a)    comply with all laws or regulations:
(i)    applicable to its business; and

(ii)	applicable to the Ship, its ownership, employment, operation, management and registration, including the ISM Code, the ISPS Code, all Environmental Laws, all Sanctions Laws applicable to such Relevant Party and the laws of the Marshall Islands;

(b)
obtain, comply with and do all that is necessary to maintain in full force and effect any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to the Ship or its operation required under any Environmental Law; and

(c)
without limiting paragraph (a) above, not employ the Ship nor allow its employment, operation or management in any manner contrary to any law or regulation including but not limited to the ISM Code, the ISPS Code, all Environmental Laws and all Sanctions Laws applicable to the Ship or to any Relevant Party.”;

(k)	by inserting a new clause 11.22 in the Loan Agreement as follows:

“11.22
Sanctions. The Borrower shall maintain in effect policies and procedures designed to ensure compliance by it, and shall procure that each Relevant Party maintains in effect policies and procedures designed to ensure compliance by such Relevant Party and the directors, officers and employees of it and of each Relevant Party, with all Sanctions Laws which are applicable to it or any other Relevant Party and to ensure that each Relevant Party and the directors, officers and employees of each Relevant Party do not engage in any activity that could reasonably be expected to result in any such person being designated as a Restricted Party. Upon request, the Borrower shall provide the Agent with full details of such policies and procedures.”;

(l)	by inserting a new clause 11.23 in the Loan Agreement as follows:

“11.23
Use of Proceeds. No proceeds of the Loan shall be made available, directly or indirectly, to or for the benefit of a Restricted Party nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws applicable to any Relevant Party or, so far as the Relevant Parties are aware, applicable to any Creditor Party.”;

(m)	by deleting clauses 19.1(j) and (k) and replacing them as follows:

“(j)	Save with the prior written consent of the Lenders (which the Lenders will have full liberty to withhold):

(i)	the Borrower is not, or ceases to be, a wholly-owned Subsidiary of Opco; or

(ii)	Golar GP LLC is not, or ceases to be, a wholly-owned Subsidiary of Golar LNG Limited; or

(iii)	Opco is not, or ceases to be, a wholly-owned Subsidiary of the Guarantor; or

(iv)
two or more persons acting in concert or any individual person (other than World Shipholding Ltd. or an Affiliate of World Shipholding Ltd. approved by the Lenders) (i) acquire, legally and/or beneficially and either directly or indirectly, in excess of 35 per cent of the issued share capital (or equivalent) of Golar LNG Limited or (ii) have the right or ability to control, either directly or indirectly, the affairs or the composition of the majority of the board of directors (or equivalent) of Golar LNG Limited; or

(v)
Mr John Fredriksen and Mr Tor Olav Troim (or, in either case, any family trust or family company or shareholding structure of the relevant individual) cease to collectively own legally and/or beneficially at least 5 per cent of the issued share capital (or equivalent) of Golar LNG Limited; or

(vi)
two or more persons acting in concert or any individual person (other than Golar LNG Limited) (i) acquire, legally and/or beneficially and either directly or indirectly, in excess of 50 per cent of the issued share capital (or equivalent) of the Guarantor or (ii) have the right or ability to control, either directly or indirectly, the affairs of the Guarantor (other than through the right or ability to appoint the majority of the board of directors (or equivalent) of the Guarantor or, following appointment, any continuing right or ability to exercise such control through the directors so appointed); or

(vii)	Golar LNG Limited ceases to own legally and/or beneficially, and either directly or indirectly, at least 25 per cent of the issued share capital (or equivalent) of the Guarantor; or

(viii)	Golar GP LLC ceases to have veto rights over major transactions of the Guarantor such as mergers and major disposals of assets.

(k)	[Intentionally Omitted]”;

(n)	by deleting the period at the end of clause 19.1(n) of the Loan Agreement and replacing it with the words and symbol “; or”;

(o)	by inserting a new clause 19.1(o) in the Loan Agreement as follows:

“(o)
a Relevant Party or a director, officer or employee of a Relevant Party is or becomes a Restricted Party and either (i) in the reasonable opinion of the Lenders the situation cannot be remedied within thirty (30) days or (ii) if the situation can be remedied within thirty (30) days, without being contrary to any law or regulation, such action as the Majority Lenders may require shall not have been taken within thirty (30) days of the Agent notifying the Borrower of such required action.”;

(p)	by inserting a new clause 21.3(c) in the Loan Agreement as follows:

“(c)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by any Creditor Party as a result of conduct of any Relevant Party or any of their directors, officers or employees that violates any Sanctions Laws applicable to it if such loss or liability or cost and expense would not have been, or been capable of being, made or asserted against the relevant Creditor Party if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents;”;

(q)	by deleting the symbol “,” at the end of clause 23.1(b) of the Loan Agreement and replacing it with the words and symbol “; or”; and

(r)	by inserting a new clause 23.1(c) in the Loan Agreement as follows:

“(c)	contrary to any Sanctions Laws,”.
Continued force and effect

3.2
Save as amended by this Deed, the provisions of the Loan Agreement and the other Security Documents shall continue in full force and effect and the Loan Agreement and this Deed shall be read and construed as one instrument.

4	Representations and Warranties
Each party hereto represents and warrants for the benefit of the other parties hereto, each in respect of itself, that the following statements shall, on the date of this Deed and the Effective Date, be true and accurate as if made with reference to the facts and circumstances existing on such date:

(a)
it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation as a limited liability company or corporation as the case may be, and has power to carry on its business as it is now being conducted and to own its property and other assets; and

(b)
it has power to execute, deliver and perform its obligations under this Deed and (in the case of the Borrower) the Mortgage Amendment and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same.

5	Conditions Precedent

5.1	The parties hereto agree that none of the provisions of clauses 2.1 or 3.1 of this Deed shall come into effect until the Effective Date.

5.2	This Deed shall not come into effect unless and until all the conditions precedent set out in Schedule 1 hereto are received by the Agent or fulfilled to its satisfaction.

5.3
The Agent may waive or defer any of the conditions precedent set out in Schedule 1. If any of the conditions precedent set out in Schedule 1 are waived or deferred by the Agent, the Agent may attach to such waiver or deferral such reasonable requirements and further or other reasonable conditions as it thinks fit. The Agent shall promptly notify the other parties hereto of any such waiver and any conditions attaching thereto.

5.4
All documents submitted as conditions precedent shall be in form and substance satisfactory to the Agent and the Agent shall confirm to each of the other parties hereto when all conditions precedent have been satisfied or waived to its satisfaction.

5.5
Upon the Agent being satisfied that all the conditions set out in Schedule 1 have been received or fulfilled or waived pursuant to clause 5.4, the Agent shall execute the Effective Date Notice and any documents required to give effect to the agreements/amendments referred to in clauses 2.1 and 3.1.

6	Fees and Expenses

6.1
The Borrower shall pay to the Agent (a) on or before the date of this Deed an extension fee of 0.10% of the Loan and (b) on the date falling six (6) months after the date of this Deed a further extension fee of 0.10% of the Loan if the Loan shall not have been repaid or prepaid in full by such date.

6.2	The Borrower shall pay to the Agent on or before the date of this Deed and at annual intervals thereafter an agency fee of $10,000.

6.3	For the avoidance of doubt, clause 20.3 of the Loan Agreement shall apply in respect of all properly incurred costs and expenses of the Creditor Parties in respect of this Deed.

7	Security Documents
The parties hereto agree that this Deed shall constitute a Finance Document for the purposes of the Loan Agreement and the other Security Documents.

8	Notices and other matters
Notices

8.1	Clause 28 of the Loan Agreement shall apply to this Deed as if set out herein.
Counterparts

8.2
This Deed may be executed in any number of counterparts and by the different parties on separate counterparts and, provided each of the parties shall so execute this Deed, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original but, taken together, they shall constitute one instrument.

Partial invalidity

8.3
If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision in any other respect or under the law of any other jurisdiction will be affected or impaired in any way.

Further assurance

8.4
Each of the Golar Parties undertakes that it will at its expense execute, sign, perfect and do any and every such further assurance, document, act or thing as in the reasonable opinion of the Agent may be necessary or desirable to carry out the purpose of this Deed or protect or enforce any right of the Creditor Parties hereunder.

Contracts (Rights of Third Parties) Act 1999

8.5	A person who is not party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

9	Governing law and jurisdiction
Law

9.1	This Deed and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.
Submission to jurisdiction

9.2
For the benefit of each of the Creditor Parties, each of the Golar Parties which are party hereto agrees that any legal action or proceedings arising out of or in connection with this Deed and any non-contractual obligations connected with it against such Golar Party or any of its assets may be brought in the English courts, irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Golar Management Limited at present of 13th Floor, One America Square, 17 Crosswall, London EC3N 2LB to receive for it and on its behalf, service of process issued out of the English courts in any legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of any Creditor to take proceedings against such Golar Party in the courts of any other competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not. The parties further agree that only the courts of England and not those of any other State shall have jurisdiction to determine any claim which the Borrower or any Golar Party may have against any Creditor Party arising out of or in connection with the Deed and any non-contractual obligations connected with it.

IN WITNESS whereof the parties to this Deed have caused this Deed to be duly executed and delivered as a deed on the date first above written.

Schedule 1
Conditions Precedent

1	The conditions precedent set out in Schedule 3, Part A, paragraphs (2), (3), (4) and 11 to the Loan Agreement in respect of each of the Golar Parties and the New Guarantor.

2
Such documentation and information as the Agent may reasonably request to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to the Lenders.

3	The representations and warranties set out in clause 4 of this Deed are true and correct.

4	No Default has occurred and is continuing.

5	Receipt by the Agent of the fees and expenses referred to in clause 6.

6
The Mortgage Amendment and the New Guarantee duly executed by the Borrower and the New Guarantor respectively and evidence satisfactory to the Agent that the Mortgage Amendment has been duly registered in accordance with the laws of Marshall Islands.

7	A legal opinion of Norton Rose Fulbright LLP addressed to the Agent on matters of English law, substantially in the form approved by the Agent.

8	A legal opinion of Norton Rose Fulbright, New York addressed to the Agent on matters of Marshall Islands law, substantially in the form approved by the Agent.

Schedule 2
Form of Effective Date Notice
We refer to the supplemental deed dated [•] 2014 (the Supplemental Deed) made between (1) the Lenders, (2) Golar LNG 2234 LLC (the Borrower), (3) Danske Bank, Norwegian Branch (formerly known as Fokus Bank (being the Norwegian Branch of Danske Bank A/S)) (the Agent), (4) DDB AS (formerly known as Fokus Bank ASA) (the Security Trustee), (5) the Swap Bank, (6) Golar LNG Limited and Golar Parties Operating LLC in respect of the Loan Agreement dated 19 April 2006 as amended and restated pursuant to an amending and restating agreement dated 27 February 2008 (as subsequently amended by side letters dated 12 August 2009, 11 November 2009 and 7 March 2012) made between, inter alios, the same parties, pursuant to which the parties thereto agreed (amongst other things) to certain amendments being made to the Loan Agreement.
The Lenders and the Swap Bank are as identified in the Supplemental Deed.
Words and expressions defined in the Supplemental Deed (whether defined therein or by cross-reference to another document) shall have the same meaning in this notice.
We hereby give you notice that we have received the documents and evidence specified in clause 5.2 of the Supplemental Deed in a form and substance satisfactory to us and confirm that for the purposes of the Supplemental Deed the Effective Date is [•] 2014.
This notice and any non-contractual obligations connected with it shall be governed by and construed in accordance with the laws of England.

…………………………………………………..
for and on behalf of
DANSKE BANK, NORWEGIAN BRANCH (formerly known as Fokus Bank
(being the Norwegian Branch of Danske Bank A/S))
as Agent

SIGNING PAGES
THE BORROWER

EXECUTED and DELIVERED as a DEED by	)

for and on behalf of	)

GOLAR LNG 2234 LLC	) /S/: James Cusworth

pursuant to a Power of Attorney	) Attorney-in-Fact

dated December 5 2014)
in the presence of:

/S/: Kulraj Badhesha
Witness

Name: Kulraj Badhesha

Address: London EC2A 2HB

Occupation: Solicitor

DANSKE BANK, NORWEGIAN BRANCH

EXECUTED and DELIVERED as a DEED by	)

for and on behalf of	)

DANSKE BANK, NORWEGIAN BRANCH	)

(formerly known as Fokus Bank	)

(being the Norwegian Branch of Danske Bank A/S)))

as a Lender, the Agent and Swap Bank	) /S/:Johnathan Cripps

pursuant to a Power of Attorney	) Attorney-in-Fact

dated 2014)

in the presence of:	)

/S/: Jacob Hooper
Witness

Name: Jacob Hooper

Address: 3 More London Riverside, London, SE1 2AQ

Occupation: Trainee Solicitor

DDB AS

EXECUTED and DELIVERED as a DEED by	)

for and on behalf of	)

DDB AS (formerly known as Fokus Bank ASA))

as Security Trustee	) /S/:Johnathan Cripps

pursuant to a Power of Attorney	) Attorney-in-Fact

dated 2014)

in the presence of:	)

/S/: Jacob Hooper
Witness

Name: Jacob Hooper

Address: 3 More London Riverside, London, SE1 2AQ

Occupation: Trainee Solicitor

THE GUARANTOR

EXECUTED and DELIVERED as a DEED by	)

for and on behalf of	)

GOLAR LNG LIMITED	)

pursuant to a power of attorney	) /S/: James Cusworth

dated 2014	) Attorney-in-Fact

in the presence of:	)

/S/: Kulraj Badhesha
Witness

Name: Kulraj Badhesha

Address: London EC2A 2HB

Occupation: Solicitor

OPCO

EXECUTED and DELIVERED as a DEED by	)

for and on behalf of	)

GOLAR PARTNERS OPERATING LLC	)

pursuant to a power of attorney	) /S/: James Cusworth.

dated 2014	) Attorney-in-Fact

in the presence of:	)

/S/: Kulraj Badhesha
Witness

Name: Kulraj Badhesha

Address: London EC2A 2HB

Occupation: Solicitor

4